Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010

FINANCIAL RESULTS AND PROVIDES FULL YEAR 2011 OUTLOOK

~ Fourth Quarter Net Sales Increased 11.8% to $153.2 Million ~

~ Fourth Quarter Net Income of $5.9 Million, or $0.21 per Diluted Share ~

~ Full Year 2011 Net Sales Expected to be $700 Million to $730 Million, an Increase of 13% to 18% ~

~ Full Year 2011 EPS Expected to be $1.10 to $1.28 Per Share, an Increase of 18% to 37% ~

TOANO, Va, [February 23, 2011] – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the fourth quarter and full year ended December 31, 2010, as well as its outlook for 2011.

Fourth Quarter Results

Net sales increased $16.1 million, or 11.8%, to $153.2 million in the fourth quarter of 2010 from $137.1 million in the fourth quarter of 2009. Comparable store net sales increased 1.2% for the quarter, in comparison to a decrease of 5.7% in the third quarter of 2010 and an increase of 5.5% for the fourth quarter of the prior year. Comparable store net sales for the fourth quarter reflect residual productivity challenges due to the SAP implementation, partially offset by customers continuing to respond to the Company’s value proposition and an increase in average sale. Non-comparable store net sales increased $14.5 million over the prior year period. The Company opened 10 new stores during the fourth quarter.

Customer deposits on open orders were $12.0 million at December 31, 2010, up 22.8% from $9.8 million at December 31, 2009, but down significantly from the $21.3 million balance at September 30, 2010. The current year sequential decrease of $9.3 million between the third and fourth quarters compares to the prior year decrease of $2.4 million, with the significant change attributable to the loss of productivity subsequent to the SAP implementation in August 2010.

Gross margin was 34.0% in the fourth quarter of 2010 compared to 35.3% in the fourth quarter of 2009. The decrease in gross margin was primarily a result of increased transportation costs, but also included a decline in productivity subsequent to the SAP implementation and certain other costs.

Selling, general and administrative (“SG&A”) expenses were $42.7 million, or 27.9% of net sales, for the fourth quarter of 2010 compared to $36.8 million, or 26.8% of net sales, for the fourth quarter of 2009. The increase in SG&A expenses as a percentage of net sales for the fourth quarter of 2010 reflects an increase in certain non-store operating expenses, maintenance of the integrated technology system, and reduced productivity subsequent to implementation, partially offset by leverage of national advertising spend.

Net income decreased 17.0% to $5.9 million, or $0.21 per diluted share, in the fourth quarter of 2010 from $7.1 million, or $0.25 per diluted share, in the fourth quarter of the prior year. The effective tax rate was 38.0% in the fourth quarter of 2010 compared with 38.9% in the fourth quarter of 2009.

Jeffrey W. Griffiths, Chief Executive Officer, commented, “We steadily regained traction throughout the fourth quarter and are pleased to have ended the year strongly. Our results reflected residual productivity challenges of our recent SAP implementation. However, we experienced solid demand as customers continue to respond positively to our expanded product assortment and our value proposition of price, selection, quality and availability. We saw solid foot traffic and returned to positive comparable store net sales for the quarter. Progressing toward more normalized operations and fulfilling open orders enabled us to reduce our available inventory per store from September 30, 2010 to the end of the year. At the same time that we focused on improving our execution, we also maintained our commitment to key long-term growth initiatives. We remain confident in the strength of our business model and our ability to deliver shareholder value.”

Full Year Results

Net sales increased 13.9% to $620.3 million in 2010 from $544.6 million in 2009. Comparable store net sales increased 2.1% in 2010, compared to flat comparable store net sales in the prior year. Non-comparable store net sales increased $64.2 million. The Company opened 37 new stores in 2010 and operated 223 stores in 46 states at December 31, 2010.

Gross margin decreased to 34.8% in 2010 compared to 35.7% in the prior year. SG&A expenses in 2010 were $173.7 million, or 28.0% of net sales, compared to SG&A expenses in 2009 of $151.1 million, or 27.7% of net sales. Operating income in 2010 decreased 3.3% to $42.2 million, or 6.8% of net sales, from $43.6 million, or 8.0% of net sales, in 2009.

Net income in 2010 was $26.3 million, or $0.93 per diluted share, compared to $26.9 million, or $0.97 per diluted share, in 2009. The Company’s effective tax rate was 38.5% for 2010, compared to an effective tax rate of 39.0% in 2009.

Company Outlook

In 2011, the Company expects to achieve the following:

•	Net sales for the full year in the range of $700 million to $730 million.

•	A comparable store net sales increase in the low to mid-single digits.

•	The opening of a total of 40 to 50 new store locations, with 35 to 40 in the U.S. and the remainder in Canada.

•	Full year 2011 earnings per diluted share in the range of $1.10 to $1.28, based on a diluted share count of approximately 28.5 million shares.

•

Positive free cash flow for the year, with capital expenditures in the range of approximately $16 million to $18 million and available merchandise inventory per store in the range of approximately $570,000 to $590,000.

The Company anticipates that earnings growth will be weighted toward the back half of the year, with earnings per diluted share expected to be lower in the first six months of 2011 compared to the same period of 2010 but significantly higher on a year-over-year basis in the second six months of 2011.

To date in 2011, the Company has opened seven stores in Bellevue, WA, Woodway, TX, Clinton Township, MI, Miami Gardens, FL, Erie, PA, Modesto, CA, and Woodbury, MN.

Mr. Griffiths concluded, “As we look forward in 2011, we are reinvigorated by the opportunity to deliver our unique value proposition with our productivity challenges largely behind us. Our focus is now firmly on identifying sales opportunities and new order generation. We expect to build momentum as the year progresses, and generate meaningful year-over-year improvement in our top- and bottom-line results in the back half of the year. We are confident in our ability to once again leverage our proven store model as we open additional stores in both existing and new markets. Our first Canadian stores are expected to open in March 2011, highlighting an expansion in the number of new stores we plan to open annually. While we anticipate continuing to operate in a challenging economic environment this year and are cautious in our near-term outlook, we strongly believe that our value proposition will allow us to gain further share in the fragmented wood flooring market. Our entire team has demonstrated resilience as we strengthen our execution, and we are prepared for a successful 2011. Finally, our debt-free balance sheet and strong capital structure provide the foundation for our continued growth.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, February 23, 2011, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through March 9, 2011 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 366825. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 230 stores and 340 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths. Flooring experts in every store provide consumers with useful product information and answers to all of their flooring questions.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Elizabeth Mosley	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2010	2009
Assets
Current Assets:
Cash and Cash Equivalents	$34,830	$35,675
Merchandise Inventories	155,131	133,342
Prepaid Expenses	4,837	5,988
Other Current Assets	8,007	4,356

Total Current Assets	202,805	179,361
Property and Equipment, net	35,314	20,491
Deferred Income Taxes	—	2,002
Other Assets	4,171	4,026

Total Assets	$242,290	$205,880

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$33,744	$32,608
Customer Deposits and Store Credits	12,039	9,805
Accrued Compensation	2,460	4,512
Sales and Income Tax Liabilities	2,859	2,770
Other Current Liabilities	5,585	5,566

Total Current Liabilities	56,687	55,261

Deferred Rent	2,746	2,185
Deferred Tax Liability	2,352	—

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,472,680 and 27,234,222 outstanding, respectively)	27	27
Additional Capital	100,531	94,726
Retained Earnings	79,947	53,681

Total Stockholders’ Equity	180,505	148,434

Total Liabilities and Stockholders’ Equity	$242,290	$205,880

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)

Net Sales	$153,220	$137,080	$620,281	$544,568
Cost of Sales	101,195	88,727	404,451	349,891

Gross Profit	52,025	48,353	215,830	194,677

Selling, General and Administrative Expenses	42,682	36,801	173,667	151,070

Operating Income	9,343	11,552	42,163	43,607

Interest and Other Income, net	(208)	(110)	(579)	(498)

Income Before Income Taxes	9,551	11,662	42,742	44,105

Provision for Income Taxes	3,630	4,531	16,476	17,181

Net Income	$5,921	$7,131	$26,266	$26,924

Net Income per Common Share—Basic	$0.22	$0.26	$0.96	$1.00

Net Income per Common Share—Diluted	$0.21	$0.25	$0.93	$0.97

Weighted Average Common Shares Outstanding:
Basic	27,444,850	27,215,546	27,384,095	26,983,689
Diluted	28,277,018	28,129,091	28,246,453	27,684,547

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2010	2009

Cash Flows from Operating Activities:
Net Income	$26,266	$26,924
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	5,773	4,714
Deferred Income Taxes	4,300	(956)
Stock-Based Compensation Expense	3,091	2,955
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(21,789)	(44,611)
Accounts Payable	1,136	17,235
Customer Deposits and Store Credits	2,234	(613)
Prepaid Expenses and Other Current Assets	(3,548)	(155)
Other Assets and Liabilities	(487)	2,319

Net Cash Provided by Operating Activities	16,976	7,812

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(20,535)	(11,433)
Purchase of 1-800-HARDWOOD	—	—

Net Cash Used in Investing Activities	(20,535)	(11,433)

Cash Flows from Financing Activities:
Proceeds from Exercise of Stock Options	1,796	3,281
Excess Tax Benefits on Stock Option Exercises	1,307	1,200
Common Stock Purchased Pursuant to Equity Compensation Plans	(389)	(323)
Repayments of Long-Term Debt and Capital Lease Obligations	—	(1)

Net Cash Provided by (Used In) Financing Activities	2,714	4,157

Net (Decrease) Increase in Cash and Cash Equivalents	(845)	536
Cash and Cash Equivalents, Beginning of Year	35,675	35,139

Cash and Cash Equivalents, End of Year	$34,830	$35,675

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

The following tables set forth components of our results of operations for the periods indicated, both in dollars and as a percentage of net sales.

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
	(in millions, except percentages)
Net sales	$153.2	$137.1	$620.3	$544.6
Cost of sales	101.2	88.7	404.5	350.0
Gross profit	52.0	48.4	215.8	194.7
SG&A expenses	42.7	36.8	173.7	151.1
Salaries, commissions and benefits	17.5	15.7	69.6	58.9
Advertising	10.8	10.1	49.8	47.3
Occupancy	5.9	4.9	22.2	18.4
Depreciation and amortization	1.8	1.2	5.6	4.7
Stock-based compensation	0.7	0.7	3.1	3.0
Other SG&A	6.0	4.2	23.4	18.8
Operating income	9.3	11.6	42.2	43.6

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
	(% of net sales)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	66.0%	64.7%	65.2%	64.3%
Gross profit	34.0%	35.3%	34.8%	35.7%
SG&A expenses	27.9%	26.8%	28.0%	27.7%
Salaries, commissions and benefits	11.4%	11.5%	11.2%	10.8%
Advertising	7.0%	7.4%	8.0%	8.7%
Occupancy	3.8%	3.5%	3.6%	3.4%
Depreciation and amortization	1.2%	0.9%	0.9%	0.9%
Stock-based compensation	0.5%	0.5%	0.5%	0.5%
Other SG&A	3.9%	3.1%	3.8%	3.5%
Operating income	6.1%	8.4%	6.8%	8.0%

Changes to comparable prior year results were as follows:

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
	increase (decrease)
Comparable Stores:
Net sales	1.2%	5.5%	2.1%	0.0%
Customers invoiced[1]	(1.9)%	18.1%	4.5%	12.4%

Average sale[2]	3.2%	(10.7)%	(2.4)%	(11.0)%
Average retail price per unit sold[3]	(0.4)%	(10.4)%	(3.7)%	(10.5)%

[1]	Approximated by applying our average sale to total net sales at comparable stores
[2]	Average sale is calculated on a total company basis
[3]	Average retail price per unit sold is calculated on a total company basis and excludes certain service revenue